EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-218807, 333-217182, 333-166862, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, and 333-218807), and Form S-8 (Registration Nos. 333-219204, 333-205661, 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, and 333-219204) and related prospectuses of BioTime, Inc. of our report dated March 8, 2019, with respect to the financial statements of Asterias Biotherapeutics, Inc., included in this Annual Report on Form 10-K of BioTime, Inc. for the year ended December 31, 2018.

/s/ OUM & Co. LLP

San Francisco, California

March 14, 2019